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                                                        Exhibit 99.B(h)(xiii)(d)

          AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement dated April 1, 2003 by and between JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), AMERICAN FUNDS INSURANCE SERIES and CAPITAL RESEARCH AND MANAGEMENT COMPANY is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

Whereas, effective April 2, 2007 JPF Separate Account B will be renamed Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica is replaced with Lincoln Life and Annuity Company of New York.

   2. Attachment B is amended to delete reference to JPF Separate Account
      B and replaced with Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

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
American Funds Insurance Series        Jefferson Pilot LifeAmerica Insurance Company

By: ___________________                By: ___________________

Name: ________________                 Name: ________________

Date: _________________                Date: _________________
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Capital Research and Management Company

By: ________________________

Name: _____________________

Date: ______________________